EXHIBIT 99.1

UniPixel Announces Public Offering of its Common
Stock and Warrants to Purchase Common Stock

For Immediate Release

Contact:

Joe Diaz, Robert Blum, Joe Dorame

Lytham Partners, LLC

602-889-9700

unxl@lythampartners.com

Santa Clara, California – February 14, 2017 – Uni-Pixel, Inc. (NASDAQ: UNXL), today announced that it commenced a public offering of shares of common stock and warrants to purchase common stock. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The offering will be conducted on a “best efforts” basis, with Roth Capital Partners, LLC serving as the lead placement agent with Ladenburg Thalmann and The Benchmark Company serving as co-placement agents.

The offering of the shares of common stock and warrants will be made under the Company’s effective shelf registration statement (File No. 333-200316) declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 10, 2015. The Company will file a prospectus supplement with the SEC for the offering to which this communication relates. When available, the prospectus supplement and accompanying base prospectus, meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Roth Capital Partners at 888 San Clemente, Newport Beach, CA 92660 or by calling (800) 678-9147 or e-mail at rothecm@roth.com, or by visiting the EDGAR database on the SEC’s web site at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About UniPixel

UniPixel, Inc. (NASDAQ: UNXL) develops and markets high performance metal mesh capacitive touch sensors to the touchscreen and flexible display markets. The Company’s roll-to-roll electronics manufacturing process patterns fine line conductive elements on thin films. The company markets its technologies for touch panel sensor, cover glass replacement, and protective cover film applications under the XTouch™ and Diamond Guard™ brands. For additional information, visit www.unipixel.com.

Forward-looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statement regarding the completion of the offering. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology. These statements are based on management’s current expectations. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. These risks, uncertainties, and other factors include, but are not limited to, the satisfaction of the conditions of the closing of the offering, market conditions and other risks related to UniPixel’s business and operations as are discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to UniPixel as of the date hereof, and UniPixel assumes no obligation to update any forward-looking statement.

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